Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact	Donald Radcliffe	William P. Spencer
	Radcliffe & Associates	Chief Executive Officer
	Tel: (212) 605-0201	Imaginetix, Inc.
Tel: (858)674-8455

IMAGENETIX, INC. REPORTS YEAR END RESULTS

•	Reports sales of $5,569,593
•	EPS ($0.16) Versus ($0.06)
•	Results impacted by Retail Launch
•	Expects significant improvement in Sales and Profits in next fiscal year

San Diego, CA***June 26, 2008***Imagenetix, Inc. (OTCBB: IAGX) today reported results for its fiscal year ended March 31, 2008. Net sales decreased .05% for the year to $5,569,593 from the $5,596,725 reported for the same period last year. Gross Sales increased by approximately $1 million due to initiating a direct mass market strategy with Inflame Away®, which utilizes Celadrin® as its marquee ingredient. This sales amount was offset by a like amount in product rebates and giveaways utilized to launch the product through the new retail distribution channels.

Gross profit as a percentage of sales decreased to 40% from 47% percent for the prior fiscal year. This decrease is also due to the rebate and giveaway marketing strategy used to launch our mass market retail rollout..

Net loss for the year was ($1,776,642) or ($0.16) per share compared to ($667,639) or ($0.06) per share in the prior fiscal year.

As of March 31, 2008 the company had a cash balance of $1,022,555, a current ratio of 4 to 1 and long term debt of less than $3,000.

Commenting on the results of the year, Mr. William Spencer, Imagenetix Chief Executive Officer said, “As I had indicated last quarter, our retail launch has taken longer to implement and was considerably more expensive that we anticipated. This is now behind us. We anticipate significant growth for fiscal 2009 which should generate significant profits for the Company”.

Mr. Spencer added, “We will be conducting a test for a major retailer early in the fall and have recently signed a supply agreement which shall generate significant additional revenue in fiscal 2009.

About Imagenetix
Based in San Diego, California, Imagenetix, (OTCBB: IAGX) is an innovator of scientifically tested, natural-based, proprietary, bioceutical products developed to enhance human health on a global basis. Imagenetix develops and formulates private labels, propriety over-the-counter topical creams, skincare products and nutritional supplements to be marketed globally through multiple channels of distribution. In addition, the company develops patentable compounds for entering into licensing agreements with pharmaceutical partners. Imagenetix is the creator of Inflame Away®-Celadrin®, please visit, www.celadrin.com or Imagenetix.net.